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                                                                    EXHIBIT 3.19

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 05:30 PM 09/18/2002
                                                          020583333 - 3570435

                          CERTIFICATE OF INCORPORATION
                                       OF
                               MONONA CORPORATION

      FIRST: The name of this corporation shall be MONONA CORPORATION (the "Corporation").

      SECOND: The Corporation's registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle and its registered agent at such address is THE CORPORATION TRUST COMPANY.

      THIRD: The purpose or purposes of the Corporation shall be:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which the Corporation is authorized to issue is:

            100 shares of common stock, $0.001 par value

      FIFTH: The name and address of the incorporator is as follows:

            Anthony R. Pflum
            700 Louisiana, 36th Floor
            Houston, Texas 77002

      SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

      SEVENTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, each person that such section grants the corporation the power to indemnify. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware and (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      EIGHTH: The Corporation elects not to be governed by Section 203 of the GCL

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      IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 18th day of September, A.D. 2002.

                                               /s/ Anthony R. Pflum
                                               ---------------------------------
                                               Anthony R. Pflum
                                               Incorporator